Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 2nd quarter earnings and 3rd quarter dividend

NEW ALBANY, Ind. (August 14, 2009) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) today reported a non-cash goodwill and other intangible asset impairment charge of $16.2 million or $4.96 per diluted common share and a provision for loan losses, net of tax, of $9.4 million during the second quarter of 2009, which resulted in a net loss available to common shareholders of $25.0 million or $7.67 per diluted common share.  The diluted net loss per common share calculation includes the effect of amortization of the unearned discount and accrued dividends on preferred stock issued during the second quarter under the U.S. Treasury’s Capital Purchase Program of $91,000 or $.03 per diluted common share for the three and six months ended June 30, 2009.  The impairment charge had no impact on the Company’s cash, liquidity, tangible equity ratio or its regulatory capital ratios. Excluding goodwill and other intangible asset impairment, the Company’s non-GAAP net loss totaled $8.8 million or $2.71 per diluted common share for the quarter.  For a reconciliation of non-GAAP net loss and diluted earnings per common share, see “Regulation G Disclosure” below.

The non-GAAP net loss of $8.8 million during the second quarter was primarily driven by a pre-tax loan loss provision of $14.3 million. Non-performing loans were $23.6 million at June 30, 2009 as compared to $24.2 million at March 31, 2009.  Other real estate owned, which primarily represents properties acquired through foreclosure, totaled $4.9 million at June 30, 2009, an increase of $3.9 million from March 31, 2009.

During the second quarter the Company increased its allowance for loan and lease losses to $18.4 million, an increase from 1.43% of total loans at March 31, 2009 to 3.18% at June 30th, 2009.  The provision, after net charge-offs for the quarter, increases the ratio of allowance for loan and lease losses to non-performing assets from 36.49% at March 31, 2009 to 77.70% at June 30, 2009.

James Rickard, President and Chief Executive Officer commented “While we are very disappointed in our net operating results for the second quarter, we have taken a very aggressive and realistic approach toward identifying our exposure for potential losses considering the current state of real estate values and the economy.  As a result, we added $14.3 million to our allowance for loan losses, which was the primary driver behind our net operating loss for the second quarter.  We also reduced our dividend during the third quarter, which is one of the capital planning initiatives we are taking to ensure that our capital base remains strong.  Bank holding companies with strong capital will emerge on the other side of this economic downturn ready to take advantage of the opportunities presented.”

Rickard continued, “We have also developed a profit improvement plan that includes a reduction in work force, an elimination of all bonuses and incentive compensation programs, the freezing of and reduction in management salaries, and the deferral or reduction of other expenses.  The reduction in expenses will be evident in the last two quarters of 2009 and throughout 2010. After factoring out the impact of non-performing assets, the Company’s net interest margin has been improving during 2009.  Net interest income will continue to be the engine behind our future earnings growth, which is why our highest priority continues to be reducing our non-performing assets.  We are putting all of our available expertise behind this initiative and will address these credits through a creative, efficient, and judicious process.  We are committed to being part of the solution to improving the economy, working closely with the individuals and businesses that have been the fabric of the communities we serve.”

Despite the Company’s net loss, all three capital ratios remained in the “well-capitalized” category, the highest regulatory capital classification.

	June 30, 2009	Well-Capitalized Under Regulatory Capital Guidelines*
Capital (to Risk Weighted Assets)	12.7%	10.0%
Tier I Capital (to Risk Weighted Assets)	11.4	6.0
Tier I Capital (to Average Assets)	8.1	5.0

* These ratios represent well-capitalized requirements for banks (well-capitalized requirements are not defined for consolidated holding companies.

The Company also announced today that its board of directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share, a reduction of 42.9% from the $0.175 declared for the second quarter 2009 dividend.  The dividend is payable on September 10, 2009 (subsequently corrected to September 18, 2009) to shareholders of record at close of business on August 28, 2009.

Regulation G Disclosure

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). The Company believes that these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance.  The Company believes that this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes that these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The Company recognized an impairment charge for goodwill and other intangible assets during the three and six month period ending June 30, 2009 which substantially impacts the reported financial results for those periods.  The Company believes excluding the impairment charge provides investors and other interested parties with an additional meaningful measure to evaluate the Company’s results of operations.  Subsequent to the impairment charge, the Company’s remaining intangible assets totaled $1.5 million as of June 30, 2009.

	Three months ended June 30, 2009	Earnings Per Common Share Impact
	(In thousands except per share data)
Net loss available to common share holders as reported	$(24,961)	$(7.67)
Less: Goodwill and other intangible asset impairment	(16,154)	(4.96)
Net loss available to common shareholders excluding goodwill and impairment charge	$(8,807)	$(2.71)

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2008 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

[TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
	(In thousands, except share data)
ASSETS
Cash and due from financial institutions	$32,213	$19,724
Interest-bearing deposits in other financial institutions	21,065	45,749
Securities available for sale	142,641	121,659
Loans held for sale	1,232	308
Loans, net of allowance for loan losses of $18,371 and $9,478	559,534	623,103
Federal Home Loan Bank and Federal Reserve stock	8,472	8,472
Accrued interest receivable	2,949	3,163
Premises and equipment, net	14,761	15,128
Cash surrender value of life insurance	18,115	17,745
Goodwill	-	15,335
Other intangible assets	1,481	2,492
Foreclosed assets	4,965	1,241
Other assets	9,193	3,244
Total Assets	$816,621	$877,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$95,718	$92,467
Interest-bearing	486,326	510,718
Total deposits	582,044	603,185
Other borrowings	61,442	78,983
Federal Home Loan Bank advances	84,967	111,943
Subordinated debentures	17,000	17,000
Accrued interest payable	1,296	1,705
Other liabilities	14,368	1,948
Total liabilities	761,117	814,764

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	55,504	62,599
Total Liabilities and Stockholders’ Equity	$816,621	$877,363

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$9,463	$11,088	$19,767	$22,890
Interest expense	4,034	5,202	8,498	11,222
Net interest income	5,429	5,886	11,269	11,668
Provision for loan losses	14,346	1,930	15,410	2,730
Non-interest income	2,105	1,714	4,286	3,219
Non-interest expense	23,287	5,583	29,567	10,863
Income (loss) before income taxes	(30,099)	87	(29,422)	1,294
Income tax expense (benefit)	(5,229)	(131)	(5,175)	40
Net income (loss)	$(24,870)	$218	$(24,247)	$1,254
Preferred stock dividends and discount accretion	(91)	-	(91)	-
Net income (loss) available to common shareholders	$(24,961)	$218	$(24,338)	$1,254
Basic earnings (loss) per common share	$(7.67)	$0.07	$(7.49)	$0.39
Diluted earnings (loss) per common share	$(7.67)	$0.06	$(7.49)	$0.38